Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 7, 2014, by and between NAUGATUCK VALLEY SAVINGS AND LOAN, a federally-chartered savings association (the “Bank”), and WILLIAM C. CALDERARA (the “Executive”).

WHEREAS, the Executive serves in positions of substantial responsibility with the Bank; and

WHEREAS, the Bank and the Executive wish to set forth the terms of the Executive’s employment in these positions and enter into this employment agreement; and

WHEREAS, the Executive is willing and desires to serve in these positions with the Bank.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree and intend to be legally bound as follows.

ARTICLE 1

EMPLOYMENT

1.1 Employment. The Bank hereby employs the Executive to serve as President and Chief Executive Officer according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement. The Executive hereby accepts continued employment according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement.

1.2 Responsibilities and Duties.

(a) As President and Chief Executive Officer, the Executive shall serve under the board of directors of the Bank and will perform all duties and will have all powers associated with these positions, as set forth in any job description provided to the Executive by the Bank or as may be set forth in the bylaws of the Bank. The Executive shall report directly to the board of directors of the Bank.

(b) During the period of his employment hereunder, except for reasonable periods of absence occasioned by illness, reasonable vacation periods, and other reasonable leaves of absence approved by the board of directors of the Bank, the Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the board of directors. Notwithstanding the preceding sentence, subject to the approval of the board of directors, the Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case the service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any of its affiliates, or present any conflict of interest. Nothing in this Section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so also does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3 Term.

(a) The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and continuing for twelve (12) full months thereafter, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.3.

(b) Commencing as of the first anniversary of the Effective Date and continuing as of each anniversary of the Effective Date thereafter, the disinterested members of the board of directors of the Bank may extend the Agreement term for an additional year (or such longer period of time as the parties may mutually agree), so that the remaining term of the Agreement again becomes twelve (12) full months (or longer, if agreed upon) from the applicable anniversary of the Effective Date, unless the Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date.

(c) The disinterested members of the board of directors of the Bank will review the Agreement and the Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings. The board of directors will notify the Executive no earlier than sixty (60) days and no later than thirty (30) days prior to the applicable anniversary date whether it has determined to extend the Agreement.

(d) Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and the Executive may mutually agree.

1.4 Service on the Board of Directors. The Executive serves as a member of the board of directors of the Bank. The board of directors of the Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of this Agreement to be elected as a director of the Bank, provided the Executive remains fit to serve as a director. Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by the parties, the Executive agrees that he shall resign as a director of the Bank effective immediately after termination of the Executive’s employment under Article 3 of this Agreement. With respect to the preceding sentence, the Executive agrees that his resignation as a director will be effective as of the date his employment with the Bank terminates, regardless of whether the Executive submits a formal, written resignation as director.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1 Base Salary and Bonus and Incentive Compensation.

(a) In consideration of the Executive’s performance of the obligations under this Agreement, the Bank shall pay or cause to be paid to the Executive a total salary at the annual rate of not less than $300,000, payable according to the regular payroll practices of the Bank. During the period of this Agreement, the board of directors (or committees thereof) shall review the Executive’s Base Salary at least annually. Any increase in the Executive’s base salary will become the new “Base Salary” for purposes of this Agreement.

(b) The Executive shall be entitled to incentive compensation in accordance with any program established by the Bank for the Executive or as otherwise may be provided to the Executive at the discretion of the Bank.

2.2 Benefit Plans and Perquisites. For as long as the Executive is employed by the Bank pursuant to the terms of this Agreement, the Executive shall be eligible (x) to participate in any and all officer or employee compensation, incentive compensation and benefit plans in effect from time to time, including without limitation plans providing retirement, medical, dental, disability, and group life benefits and including incentive, or bonus plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for any of the plans, arrangements or benefits, and (y) to receive any and all other fringe and other benefits provided from time to time, including the specific items described in (a)-(d) below.

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(a) Reimbursement of Business Expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses (including mileage at the prevailing rate established by the Internal Revenue Service) incurred while performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Bank and reasonable expenses for attendance at annual and other periodic meetings of trade associations. Expenses will be reimbursed if they are submitted in accordance with the Bank’s policies and procedures.

(b) Country Club Membership. The Bank will pay the Executive $6,000 per year to cover his membership dues at The Country Club of Waterbury.

(c) Facilities. The Bank will furnish the Executive with the working facilities and staff customary for executive officers with the comparable title and duties of the Executive, as set forth in Sections 1.1 and 1.2 of this Agreement, and as are necessary for the Executive to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank.

(d) Automobile Allowance. During the term of this Agreement, the Bank shall provide the Executive with an automobile to be selected by the Executive, subject to approval by the Human Resources and Compensation Committee of the Board of Directors of the Bank. The Executive shall have exclusive use of the automobile for himself and his family. The Bank shall annually include on the Executive’s Form W-2 any amount of income attributable to the Executive’s personal use of the automobile. The Bank shall maintain minimum liability insurance coverage on the automobile of $1,000,000 and shall have the Executive named as additional insured on the automobile insurance policy. The Executive agrees to maintain the vehicle in accordance with any applicable warranty provisions, and the Bank agrees to reimburse the Executive for maintenance and upkeep, including gasoline, subject to submission of documentation as may be reasonably required by the Bank.

2.3 Vacation; Leave. The Executive shall be entitled to sick leave and paid annual vacation (of at least twenty (20) days per year) in accordance with policies established from time to time by the Bank. In addition to paid vacations and other leave, the board of directors may grant the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the board of directors may determine.

2.4 Indemnification and Liability Insurance.

(a) Indemnification. The Bank agrees to indemnify the Executive (and his heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or executive of the Bank or any of its affiliates (whether or not he continues to be a director or executive at the time of incurring any such expenses or liabilities). These expenses and liabilities may include, but not be limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements approved by the board of directors, if such action is brought against the Executive in his capacity as an executive or director of the Bank or any of its affiliates. Indemnification for expenses shall not extend to matters for which the Executive has been terminated for Cause or for which the Executive has been removed from the board of directors. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 2.4 shall survive the term of this Agreement by a period of six (6) years.

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(b) Insurance. During the period in which indemnification of the Executive is required under this Section 2.4, the Bank shall provide the Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the expense of the Bank, at least equivalent to such coverage provided to directors and senior executives of the Bank.

ARTICLE 3

EMPLOYMENT TERMINATION

3.1 Termination of Employment.

(a) Death. The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies while in active service to the Bank, the Executive’s estate shall receive any sums that would have otherwise been due to the Executive as Base Salary and reimbursement of expenses, plus the pro-rated portion of the Executive’s incentive opportunity through the last day of the calendar month in which the Executive’s death occurred, plus an amount equal to three months of the Executive’s Base Salary in effect at the date of death. Any requirement that the Executive be employed as of any date to receive the incentive compensation shall be waived by the Bank. The Bank will make the payment to the Executive’s estate within forty-five (45) days of the Executive’s death.

(b) Disability. By delivery of written notice thirty (30) days in advance to the Executive, the Bank may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Bank and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of ninety (90) consecutive days. The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within thirty (30) days after the Bank gives him notice of termination due to disability. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Bank shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by the Bank, provided that the amount of the payments by the Bank to the Executive under this Section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan covering the Executive.

3.2 Involuntary Termination with Cause. The Bank may terminate the Executive’s employment for Cause at any time. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which the termination of employment becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the board of directors called and held for the purpose, which resolution shall (x) contain findings that the Executive has committed an act constituting Cause, and (y) specify the particulars thereof. The resolution of the board of directors shall be deemed to have been duly adopted if it is adopted by the affirmative vote of a majority of the directors then in office, excluding the Executive. Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable time before the meeting of the board of directors. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board of directors at the meeting. For purposes of this Agreement “Cause” means any of the following:

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(1) personal dishonesty;

(2) willful misconduct;

(3) incompetence;

(4) a breach of fiduciary duty involving personal profit;

(5) the intentional failure to perform stated duties;

(6) a willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) or final cease-and-desist order;

(7) habitual drunkenness or illegal use of controlled dangerous substances; or

(8) a material breach by the Executive of any provision of this Agreement.

3.3 Voluntary Termination by the Executive Without Good Reason. In addition to his other rights to terminate his employment under this Agreement, the Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the board of directors of the Bank. Upon the Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination of employment.

3.4 Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive at least thirty (30) days in advance, the Bank may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the notice period. With advance written notice to the Bank as provided in clause (y), the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement, a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) of this Section 3.4 are satisfied:

(x) a voluntary termination by the Executive shall be considered a termination with Good Reason if any of the following occur without the Executive’s written consent, and the term Good Reason shall mean the occurrence of any of the following events without the Executive’s written consent:

(1) a failure to reelect or reappoint the Executive as President and Chief Executive Officer of the Bank (provided, however, that a change in the Executive’s position consented to in writing by the Executive in connection with succession planning of the Bank or otherwise, shall not be deemed a Good Reason);

(2) a material change in the Executive’s positions to become positions of lesser responsibility, importance, or scope from the positions and attributes thereof described in Sections 1.1 and 1.2 of this Agreement (provided, however, that a reduction in duties and responsibilities consented to in writing by the Executive in connection with succession planning of the Bank or otherwise, shall not be deemed a Good Reason);

(3) a liquidation or dissolution of the Bank, other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive;

(4) a material reduction in the Executive’s Base Salary or benefits (or any such reduction following a Change in Control) required to be provided hereunder (other than a reduction that is generally applicable to the Bank’s executive employees or a reduction or elimination of the Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with applicable law));

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(5) a relocation of the Executive’s principal place of employment by more than thirty (30) miles from its location as of the date of this Agreement; or

(6) a material breach of this Agreement by the Bank.

(y) the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (x) within sixty (60) days after the initial existence of the condition, and the Bank shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within six (6) months after the initial existence of the condition.

ARTICLE 4

SEVERANCE COMPENSATION

4.1 Cash Severance after Termination Without Cause or Termination for Good Reason.

(a) Subject to the possibility that cash severance after employment termination might be delayed under Section 4.1(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive terminates employment with Good Reason, the Bank shall pay the Executive, in a single lump sum within ten (10) days of his termination of employment, an amount equal to the greater of the Base Salary that would have been paid to him for the remaining term of the Agreement or the Base Salary that would have been paid to him for six (6) months. However, the Bank and the Executive acknowledge and agree that the severance benefits under this Section 4.1 shall not be payable if severance benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement. Notwithstanding the foregoing, if applicable, the payment will not be made to the Executive under this Section 4.1(a) until after obtaining the proper regulatory approval to make the payment and, if that is the case, the Bank will make the payment within ten (10) days of obtaining such regulatory approval.

(b) If the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of his termination, and if the cash severance payment under Section 4.1(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the severance benefits shall be paid to the Executive in a single lump sum without interest on the first day of the seventh (7th) month after the month in which the Executive’s employment terminates to the extent necessary to comply with Section 409A of the Code. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

4.2 Post-Termination Insurance Coverage.

(a) If the Executive’s employment terminates involuntarily but without Cause or with Good Reason, the Bank shall continue or cause to be continued at the Bank’s expense medical, dental and life insurance benefits for the Executive and any of his dependents covered at the time of his termination. The medical, dental and life insurance benefits shall continue until the first to occur of (w) the Executive’s return to employment with the Bank or another employer, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement when the Executive’s employment terminates or six (6) months, if the remaining term of the Agreement is less than six (6) months.

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(b) If (x) under the terms of the applicable policy or policies for the insurance benefits specified in Section 4.2(a) it is not possible to continue coverage for the Executive and his dependents, or (y) when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in Section 4.2(a) would be considered deferred compensation under Section 409A of the Code, and finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, the Bank shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had the Executive’s employment not terminated, assuming continued coverage for six (6) months (or twelve (12) months following a Change in Control). The lump-sum payment shall be made ten (10) days after employment termination or, if Section 4.1(b) applies, on the first day of the seventh (7th) month after the month in which the Executive’s employment terminates.

ARTICLE 5

CHANGE IN CONTROL BENEFITS

5.1 Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and within one year thereafter, the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Bank shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to one (1) times the Executive’s then current annual Base Salary. The payment required under this paragraph is payable no later than ten (10) business days after the Executive’s termination of employment. If the Executive receives payment under this Section 5.1, the Executive shall not be entitled to any additional severance benefits under Section 4.1 of this Agreement. Notwithstanding the foregoing, if applicable, the payment will not be made to the Executive under this Section 5.1 until after obtaining the proper regulatory approval to make the payment and, if that is the case, the Bank will make the payment within ten (10) days of obtaining such regulatory approval. In addition to the cash severance benefit provided for under this Section 5.1, the Bank shall provide the Executive with the post-termination insurance coverage described in Section 4.2(a) of this Agreement, subject to the provisions of Section 4.2(b) of this Agreement, provided, however, that the minimum period of time in Section 4.2(a)(z) shall be twelve (12) months and not six (6) months.

5.2 Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in ownership, change in effective control or change in ownership of a substantial portion of assets of the Bank or Naugatuck Valley Financial Corporation (the “Corporation”), as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

5.3 Potential Limitation of Benefits Under Certain Circumstances. Notwithstanding any other provisions of this Agreement, in the event that the aggregate payments or benefits to be made or afforded to the Executive under this Agreement or otherwise, which are deemed to be parachute payments as defined in Section 280G of the Code or any successor thereof (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code, then the Termination Benefits shall be reduced to a value which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code. The allocation of the reduction required hereby among the Termination Benefits shall first be made from any cash severance benefit due under Section 5.1 of this Agreement. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Sections 4 and 5 hereof, or a reduction in the payments and benefits specified, below zero.

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ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Bank, or its affiliates, or their business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the confidential and proprietary information and trade secrets of the Bank and its affiliates in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information;

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information;

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information; and

(d) trade secrets, as defined from time to time by the laws of Connecticut.

This Section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2 Return of Materials. The Executive agrees to immediately deliver or return to the Bank upon termination of his employment, or as soon thereafter as possible, all written information and any other items furnished by the Bank and its affiliates or prepared by the Executive in connection with the Executive’s employment and to immediately delete all electronically stored data of the Bank and its affiliates maintained on the Executive’s personal computers and to return all employer-provided computers or communication devices (e.g., laptop, Blackberry, PDA, etc.). The Executive will retain no copies thereof after termination of the Executive’s employment.

6.3 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Bank or its affiliates. The Executive hereby assigns to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement, the term “affiliate” of the Bank includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control of the Bank, including the Corporation. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

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6.5 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Bank if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Bank institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Bank’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.

ARTICLE 7

COMPETITION AFTER EMPLOYMENT TERMINATION

7.1 Covenant Not to Solicit Employees. The Executive agrees not to, directly or indirectly, solicit or employ the services of any officer or employee of the Bank or its affiliates (including an individual who was an officer or employee of the Bank or its affiliates during the one year period following the Executive’s termination) for one year after the Executive’s employment termination.

7.2 Covenant Not to Compete.

(a) The Executive covenants and agrees not to compete directly or indirectly with the Bank or its affiliates for one year after employment termination. For purposes of this Section 7.2:

(1) the term “compete” means:

(i) providing financial products or services on behalf of any financial institution for any person residing in the territory;

(ii) assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory; or

(iii) inducing or attempting to induce any person who was a customer of the Bank at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

(2) the words “directly” or “indirectly” mean:

(i) acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Bank or its affiliates in the territory, or

(ii) communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Bank or its affiliates when the Executive’s employment terminated.

(3) the term “customer” means any person to whom the Bank is providing financial products or services on the date of the Executive’s employment termination or within one year thereafter.

(4) the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Bank or any of its affiliated corporations.

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(5) the term “financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Bank or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6) the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

(7) the term “territory” means the area within a 30-mile radius of any office of the Bank at the date of the Executive’s employment termination.

(b) If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

(c) The Executive acknowledges that the Bank’s willingness to enter into this Agreement and to make the payments contemplated by Articles 3 and 4 of this Agreement is conditioned on the Executive’s acceptance of the covenants set forth in Articles 6 and 7 of this Agreement and that the Bank would not have entered into this Agreement without such covenants in force.

7.3 Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Bank would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 7. Accordingly, the Executive agrees that the Bank’s remedies for a breach of this Article 7 include, but are not limited to, (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits (including any amount payable pursuant to Article 4) due and payable to the Executive during the period of any breach by Executive, and (y) a suit in equity by the Bank to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Bank from pursuing any other or additional remedies for the breach or threatened breach.

7.4 Article 7 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement. However, Article 7 shall become null and void effective immediately upon a Change in Control.

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ARTICLE 8

MISCELLANEOUS

8.1 Successors and Assigns.

(a) This Agreement shall be binding upon the Bank and any successor to the Bank, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise, but this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank. By agreement in form and substance satisfactory to the Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, the Bank shall have no liability to pay any amount to the assignee or transferee.

8.2 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Connecticut to the extent federal law does not apply, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Connecticut. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in Connecticut.

8.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Bank and replaces any prior employment agreement between the Bank and the Executive. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

8.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the board of directors of the Bank at the Bank’s executive offices.

8.5 Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provisions of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

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8.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, provided the Executive is not in breach of any obligation under Articles 6 or 7 of this Agreement, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.8 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9 Reimbursement of the Executive’s Expenses to Enforce this Agreement. The Bank shall reimburse the Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Executive in connection with successful enforcement by the Executive of the obligations of the Bank to the Executive under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Bank takes some action specified by this Agreement as a result of a legal judgment or settlement.

8.10 Compliance with Internal Revenue Code Section 409A. The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, the provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A of the Code, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

8.11 Required Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 8.11, this Section 8.11 shall prevail.

(a) The board of directors of the Bank may terminate the Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 3.2 of this Agreement.

(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

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(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all of the Bank’s obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Employer (1) by the Comptroller of the Currency, or his or her designee (the “Comptroller”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the FDIA; or (2) by the Comptroller, at the time the Comptroller approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Comptroller to be in an unsafe and unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.

(f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(g) The Bank retains the right to demand the return of any payment made to the Executive under Section 4.1 or 5.1 and the value of any benefit provided under Section 4.2 of this Agreement in the event the Bank obtains information indicating that the Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. §359.4(a)(4). In the event the Bank exercises its right to demand the return of any payment made under this Agreement, the Executive will return the payments to the Bank within 90 days of receipt of written notice from the Bank that the Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. §359.4(a)(4).

8.12 Source of Payments. All payments provided for under this Agreement shall be timely paid in cash or check from the general funds of the Bank. Notwithstanding any provision in this Agreement to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid or provided to the Executive by the Corporation, such compensation payments and benefits paid or provided by the Corporation will be subtracted from any amount due simultaneously to the Executive under similar provisions of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

NAUGATUCK VALLEY SAVINGS AND LOAN

/s/ Richard M. Famiglietti
For the Board of Directors

EXECUTIVE

/s/ William C. Calderara
William C. Calderara

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